EXHIBIT 10.20

TO:    Jay Grossman

FR:    Perry Sook

CC:    Josh Korff, John Kuehn, Bob Thompson

RE:    Addendum to Employment Agreement

DA:    8/25/03

Reference is hereby made to my Executive Employment Agreement dated January 5, 1998 as amended May 9, 2001 and September 26, 2002.

Paragraph 2, Term. The term of the agreement is hereby extended through December 31, 2008.

Paragraph 4, Compensation. During the extended term of the agreement, my salary and target bonus shall be as follows:

	Salary	Target Bonus
From January 1, 2008 through December 31, 2008	$750,000	$375,000

Addendum dated 9/26/02:

References to the following incentive payments are hereby eliminated: Contract Completion, Change of Control and Early Sale. Instead, the Company hereby agrees to pay me a Success Fee in the amount of $4,000,000 upon completion/closing of the Nexstar Initial Public Offering.

Per this addendum, the number of options granted at the IPO price in the Initial Option Grant is hereby increased to 300,000. These options will vest in six equal installments of 50,000 each, beginning with the IPO date and the five subsequent anniversaries thereof.

All other aspects of my employment agreement with Nexstar remain in full force and effect. Please evidence your agreement and acceptance of the terms and conditions contained herein as of the date listed above by signing below.

Sincerely,	Agreed and Accepted,

/S/ PERRY A. SOOK	/S/ JAY M. GROSSMAN

Perry A. Sook	Jay M. Grossman
President/CEO	Partner, ABRY Partners

[LOGO OF NEXSTAR BROADCASTING GROUP, INC.]

909 Lake Carolyn Parkway, Suite 1450, Irving, TX 75039, (972) 373-8800 fax (972) 373-8888